TECHNOLOGY CONTRIBUTION AGREEMENT

BETWEEN

ALCHEMY ENTERPRISES, LTD.

AND

HOWARD FOOTE AND ELLIOTT WINFIELD

Page

ARTICLE I Contribution of Assets	5
1.1 Contribution of Assets	5
1.2 Exemption from Registration	5
ARTICLE II Representations and Warranties of Contributors	5
2.1 Capacity	6
2.2 Governmental Authorization, Conflicts	6
2.3 Non-Contravention	6
2.4 Binding Effect	6
2.5 Finders’ Fees	6
2.6 Intellectual Property Rights	6
2.7 Litigation	6
2.8 Full Disclosure	6
2.9 Criminal or Civil Acts	7
2.10 Authority	7
2.11 Ability to Carry Out Obligations	7
2.12 Full Disclosure	7
2.13 Viability of Intellectual Property	7
2.14 Review by Counsel	7
ARTICLE III Representations and Warranties of AHMY	7
3.1 Organization	8
3.2 Subsidiaries	8
3.3 Directors and Officers	8
3.4 Financial Statements	8
3.5 Absence of Changes	8
3.6 Absence of Undisclosed Liabilities	8
3.7 Tax Returns	8
3.8 Investigation of Financial Condition	8
3.9 Intellectual Property Rights	8
3.10 Compliance with Laws	8
3.11 Litigation	9
3.12 Authority	9

(continued)

Page

3.13 Ability to Carry Out Obligations	9
3.14 Full Disclosure	9
3.15 Assets	9
3.16 Material Contracts	9
3.17 Criminal or Civil Acts	9
3.18 Bulletin Board Trading Status	9
3.19 Review by Counsel	10
ARTICLE IV Covenants Prior to the Closing Date	10
4.1 Investigative Rights	10
4.2 Conduct of Business	10
4.3 Confidential Information	10
4.4 Notice of Non-Compliance	10
ARTICLE V Conditions Precedent to AHMY’s Performance	10
5.1 Conditions	10
5.2 Accuracy of Representations	11
5.3 Performance	11
5.4 Absence of Litigation	11
5.5 Relationship with NASA/JPL	11
5.6 Press Releases and Public Information	11
5.7 Best Efforts	11
ARTICLE VI Conditions Precedent to Contributors’ Performance	11
6.1 Conditions	11
6.2 Accuracy of Representations	12
6.3 Performance	12
6.4 Absence of Litigation	12
6.5 Directors of AHMY	12
6.6 Officers of AHMY	12
6.7 Private Placement	12
6.8 Contribution for Intellectual Property Agreement	12
6.9 Press Releases and Public Information	12
ARTICLE VII Closing	12

(continued)

Page

7.1 Closing	12
ARTICLE VIII Covenants Subsequent to the Closing Date	13
8.1 Indemnification	13
8.2 Arbitration	16
8.3 Best Efforts	16
8.4 Non-Delivery	16
8.5 Forward Stock Split	17
ARTICLE IX Miscellaneous	17
9.1 Captions and Headings	17
9.2 No Oral Change	17
9.3 Existing Copies	17
9.4 Non-Waiver	17
9.5 Time of Essence	17
9.6 Entire Agreement	17
9.7 Choice of Law	17
9.8 Counterparts	17
9.9 Notices	17
9.10 Binding Effect	18
9.11 Mutual Cooperation	18
9.12 Announcements	18
9.13 Expenses	18
9.14 Survival of Representations and Warranties	18
9.15 Exhibits	18
9.16 Termination, Amendment and Waiver	18
9.17 Attorney Review	19

AGREEMENT

THIS TECHNOLOGY CONTRIBUTION AGREEMENT (“Agreement”) is made this 15th day of February, 2006, by and between Alchemy Enterprises, Ltd., a Nevada corporation (“AHMY”), and Howard Foote, an individual (“Foote”), and Elliott Winfield, an individual (“Winfield”). This agreement supersedes all other previously existing agreements.

RECITALS

WHEREAS, Howard Foote and Elliott Winfield (collectively referred to hereinafter as “Contributors”) desires to contribute to AHMY all rights, titles and interests in and to the real and intellectual property described and contained in the patent application and Universal Power Vehicles Corporation (“UPV”) material set forth in Exhibit 1.1 hereto, for which Contributors warrant to the best of their knowledge that such real and intellectual property is commercially viable (the “Property”);

WHEREAS, AHMY will finance further development of the intellectual property set forth in Exhibit 1.1 up to $1,350,000 (one million three hundred fifty thousand dollars) in cash to be applied as set forth in Exhibit 3 hereto;

WHEREAS, all annexes, disclosure schedules, exhibits and other attachments hereto are incorporated herein by reference and, taken together with this Agreement, including the foregoing Recitals, shall constitute but a single agreement; and

NOW, THEREFORE, in consideration of the mutual promises, covenants and representations contained herein, the parties hereto agree as follows:

ARTICLE I

Contribution of Assets

1.1         Contribution of Assets. Subject to the terms and conditions of this Agreement, Contributors hereby assign, transfer, and deliver to AHMY, as a contribution, free and clear of all title defects, objections, liens, pledges, claims, security interests, or other encumbrances of any native whatsoever, all of Contributors’ right, title and interest in and to the Property pursuant to an Assignment Agreement substantially in the form of Exhibit 1.2 hereto.

1.2         Financial Contribution for Technology. AHMY will contribute to finance the research and development efforts in relation to the Property up to $1,350,000, as set forth in Exhibit 3 hereto.

ARTICLE II

Representations and Warranties of Contributors

Contributors, jointly and severally, hereby represent and warrant to AHMY that:

2.1         Capacity. The execution, delivery and performance by Contributors of this Agreement and the consummation by Contributors of the transactions contemplated hereby are within their capacity and no approval or consent of any other person is required in connection therewith.

 2.2        Governmental Authorization, Conflicts.

(a)       The execution, delivery and performance by Contributors of this Agreement and the consummation of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority.

(b)       No consent, approval, waiver or other action by any person or under any material contract, agreement, indenture, lease, instrument or other document to which Contributors are a party or by which they are bound is required or necessary for the execution, delivery and performance of this Agreement by Contributors or the consummation of the transactions contemplated hereby.

2.3         Non-Contravention. The execution, delivery and performance by Contributors of this Agreement does not and will not contravene or constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of Contributors under any provision of applicable law or regulation or of any agreement, judgment, injunction, order, decree, administrative interpretation, award or other instrument binding upon Contributors, or result in the creation or imposition of any lien or encumbrance of any kind whatsoever on the IP.

2.4         Binding Effect. This Agreement constitutes a valid and binding agreement of Contributors, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other similar laws affecting the rights of creditors generally and the application of equitable principles.

2.5         Finders’ Fees. Contributors have not employed any investment banker, broker, finder or other intermediary who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

2.6         Intellectual Property Rights. Contributors own or have the right to use all technologies, properties (intellectual or otherwise) trademarks, service marks, trade names and copyrights in relation to the Property set forth on Exhibit 1.1 hereto. Contributors represent that they did not have any material debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due with specific interest in the intellectual property that is the subject of this agreement.

2.7         Litigation. Neither of the Contributors are a defendant in any suit, action, arbitration or legal, administrative or other proceeding, or governmental investigation which is pending or, to the knowledge of Contributors, threatened against or affecting Contributors or their business, assets or financial condition. Neither Contributor is in default with respect to any order, writ, injunction or decree of any federal, state, local or foreign court, department, agency or instrumentality applicable to it. Neither Contributor is engaged in any material litigation to recover monies due to them.

2.8         Full Disclosure. None of the representations and warranties made by Contributors herein or in any exhibit, certificate or memorandum furnished or to be furnished by Contributors, or on their behalf, contain or will contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

2.9         Criminal or Civil Acts. For the period of five (5) years prior to the execution of this Agreement, neither Contributor has been convicted of a felony crime, filed for personal bankruptcy, been the subject of a Securities and Exchange Commission (the “Commission”) or NASD judgment or decree, or is currently the subject to any investigation in connection with a felony crime or Commission or NASD proceeding.

2.10       Authority. Both Contributors have full power and authority to execute, deliver and perform this Agreement, and this Agreement is the legal, valid and binding obligation of each of the Contributors, and is enforceable in accordance with its terms and conditions, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or similar laws relating to the enforcement of creditors’ rights generally and by general principles of equity.

2.11       Ability to Carry Out Obligations. The execution and delivery of this Agreement by Contributors and the performance by Contributors of their obligations hereunder will not cause, constitute or conflict with or result in (a) any breach or violation of any of the provisions of or constitute a default under any license, indenture, mortgage, instrument, articles of incorporation, bylaw or other agreement or instrument to which either Contributor is a party, or by which either Contributor may be bound, nor will any consents or authorization of any party other than those hereto be required, (b) an event that would permit any party to any agreement or instrument to terminate it or to accelerate the maturity of any indebtedness or other obligation of Contributors, or (c) an event that would result in the creation or imposition of any lien, charge or encumbrance on any asset of either of the Contributors.

2.12       Full Disclosure. None of the representations and warranties made by Contributors herein, or in any exhibit, certificate or memorandum furnished or to be furnished by Contributors or on their behalf, contains or will contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

2.13       Viability of Intellectual Property. Howard Foote, Elliott Winfield, UPV and their principals, signers and assignees warrant, to the best of their collective knowledge, that the Property subject to this Agreement is commercially and technologically viable for mass production. Upon bench demonstration of an electric power cell with an output of 50-78kw, the requirements of this Article 2.13 shall be met.

2.14       Review by Counsel. Contributors acknowledge that they have had the opportunity to have this agreement reviewed by independent council. Contributors acknowledge that they have read, understand and accept the provisions of this agreement.

ARTICLE III

Representations and Warranties of AHMY

AHMY represents and warrants to Contributors that:

3.1         Organization. AHMY is a corporation duly organized, validly existing and in good standing under the laws of Nevada, has all necessary corporate powers to carry on its business, and is duly qualified to do business and is in good standing in each of the states where its business requires qualification, except where the failure to be so qualified would not have, and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. For purposes of this Agreement, the term “Material Adverse Effect” shall mean a material adverse effect on the business, assets, liabilities, condition (financial or otherwise), properties or operations of the applicable party.

3.2         Subsidiaries. AHMY does not have any subsidiaries or own any interest in any other enterprise.

3.3        Directors and Officers. Harold Sciotto is the sole officer and director of AHMY.

3.4         Financial Statements. Exhibit 3 hereto consists of the audited financial statements of AHMY for the years ended December 31, 2004 and 2005 (the “AHMY Financial Statements”). The AHMY Financial Statements have been prepared in accordance with generally accepted accounting principles and practices consistently followed by AHMY throughout the periods indicated, and fairly present the financial position of AHMY as of the date of the balance sheets included in the AHMY Financial Statements and the results of operations for the periods indicated, subject in the case of the interim financial statements to normal year-end adjustments and the absence of footnote disclosure. There are no material omissions or nondisclosures in the AHMY Financial Statements.

3.5         Absence of Changes. Since December 31, 2005, there has not been any material change in the financial condition or operations of AHMY, except as contemplated by this Agreement.

3.6         Absence of Undisclosed Liabilities. As of December 31, 2005, AHMY did not have any material debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is not reflected in the AHMY Financial Statements or in AHMY’s filings with the Securities and Exchange Commission since December 31, 2005 (the “AHMY SEC Filings”), except liabilities in the normal course of business consistent with past practice and incurred subsequent to December 31, 2005.

3.7         Tax Returns. Within the times and in the manner prescribed by law, AHMY has filed all federal, state and local tax returns required by law and has paid all taxes, assessments and penalties due and payable.

3.8         Investigation of Financial Condition. Without in any manner reducing or otherwise mitigating the representations contained herein, Contributors, their legal counsel and accountants shall have the opportunity to meet with AHMY’s accountants and attorneys to discuss the financial condition of AHMY. AHMY shall make available to Contributors all books and records of AHMY.

3.9         Intellectual Property Rights. AHMY does not have any patents, trademarks, service marks, trade names, copyrights or other intellectual property rights.

3.10       Compliance with Laws. AHMY has complied with, and is not in violation of, applicable federal, state or local statutes, laws or regulations including federal and state securities laws.

3.11       Litigation. AHMY is not a defendant in any suit, action, arbitration, or legal, administrative or other proceeding, or governmental investigation which is pending or, to the best knowledge of AHMY, threatened against or affecting AHMY or its business, assets or financial condition. AHMY is not in default with respect to any order, writ, injunction or decree of any federal, state, local or foreign court, department, agency or instrumentality applicable to it. AHMY is not engaged in any material litigation to recover monies due to it.

3.12       Authority. The Board of Directors of AHMY has authorized the execution of this Agreement and the transactions contemplated herein, and AHMY has full power and authority to execute, deliver and perform this Agreement, and this Agreement is the legal, valid and binding obligation of AHMY, and is enforceable in accordance with its terms and conditions, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or similar laws relating to the enforcement of creditors’ rights generally and by general principles of equity..

3.13       Ability to Carry Out Obligations. The execution and delivery of this Agreement by AHMY and the performance by AHMY of its obligations hereunder will not cause, constitute or conflict with or result in (a) any breach or violation of any of the provisions of or constitute a default under any license, indenture, mortgage, instrument, articles of incorporation, bylaw or other agreement or instrument to which AHMY is a party, or by which it may be bound, nor will any consents or authorization of any party other than those hereto be required, (b) an event that would permit any party to any agreement or instrument to terminate it or to accelerate the maturity of any indebtedness or other obligation of AHMY, or (c) an event that would result in the creation or imposition of any lien, charge or encumbrance on any asset of AHMY.

3.14       Full Disclosure. None of the representations and warranties made by AHMY herein, or in any exhibit, certificate or memorandum furnished or to be furnished by AHMY or on its behalf, contains or will contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. The AHMY SEC Filings do not contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

3.15       Assets. AHMY has no assets or liabilities except for cash which it may have received in connection with the private placement described in Article 6.7.

3.16        Material Contracts. AHMY has no material contracts.

3.17       Criminal or Civil Acts. For a period of five years prior to the execution of this Agreement, no executive officer, director or principal stockholder of AHMY has been convicted of a felony crime, filed for personal bankruptcy, been the subject of a formal or informal inquiry or other action, or NASD judgment or decree, or is currently the subject to an investigation in connection with any felony, crime or Commission or NASD proceeding.

3.18       Bulletin Board Trading Status. AHMY shall be in compliance with all requirements for, and its common stock shall be trading freely on, the Electronic Over the Counter Bulletin Board system on the date of this agreement is duly executed (“Closing Date”).

3.19       Review by Council. AHMY acknowledges that they have had the opportunity to have this agreement reviewed by independent council. AHMY acknowledges that they have read, understand, and accept the provisions of this agreement.

ARTICLE IV

Covenants Prior to the Closing Date

4.1         Investigative Rights. Prior to the Closing Date, each party shall provide to the other party, and such other party’s counsel, accountants, auditors and other authorized representatives, full access during normal business hours and upon reasonable advance written notice to all of each party’s properties, books, contracts, commitments and records for the purpose of examining the same. Each party shall furnish the other party with all information concerning each party’s affairs as the other party may reasonably request, provided such receiving party, if requested, executes a confidentiality agreement in form and substance satisfactory to the disclosing party. If during the investigative period one party learns that a representation of the other party was not accurate, no such claim may be asserted by the party so learning that a representation of the other party was not accurate.

4.2         Conduct of Business. Prior to the Closing Date, AHMY shall conduct its business in the normal course consistent with past practices and shall not sell, pledge or assign any assets without the prior written approval of the other party, except in the normal course of business. AHMY shall not amend its Articles of Incorporation or Bylaws (except as may be described in this Agreement), declare dividends, redeem or sell stock or other securities. Neither party shall enter into negotiations with any third party or complete any transaction with a third party involving the sale of any of its assets (or, in the case of the Contributors, sale of the IP) or the exchange of any of its common stock.

4.3         Confidential Information. Each party will treat all nonpublic, confidential and trade secret information received from the other party as confidential, and such party shall not disclose or use such information in a manner contrary to the purposes of this Agreement. Moreover, all such information shall be returned to the other party in the event this Agreement is terminated.

4.4         Notice of Non-Compliance. Each party shall give prompt notice to the other party of any representation or warranty made by it in this Agreement becoming untrue or inaccurate in any respect or the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

ARTICLE V

Conditions Precedent to AHMY’s Performance

5.1         Conditions. AHMY’s obligations hereunder shall be subject to the satisfaction at or before the Closing of all the conditions set forth in this Article 5. AHMY may waive any or all of these conditions in whole or in part without prior notice; provided, however, that no such waiver of a condition shall constitute a waiver by AHMY of any other condition of or any of AHMY’s other rights or remedies, at law or in equity, if Contributors shall be in default of any of their representations, warranties or covenants under this Agreement.

5.2         Accuracy of Representations. Except as otherwise permitted by this Agreement, all representations and warranties by Contributors in this Agreement or in any written statement that shall be delivered to AHMY by Contributors under this Agreement shall be true and accurate on and as of the Closing Date as though made at that time.

5.3         Performance. Each of the Contributors shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it on or before the Closing Date.

5.4         Absence of Litigation. No action, suit or proceeding, including injunctive actions, before any court or any governmental body or authority, pertaining to the transaction contemplated by this Agreement or to its consummation, shall have been instituted or threatened against either of the Contributors on or before the Closing Date.

5.5         Relationship with NASA/JPL. Howard Foote has a history and working relationship with NASA/JPL. Howard Foote shall be obligated to forward copies of all communication with NASA/JPL to AHMY and its designees. Furthermore, AHMY and its officers, directors or designees shall be allowed to be present at all meetings, conferences and conversations between Howard Foote and/or UPV and NASA/JPL. In the event that Howard Foote terminates and/or breaches either this Contribution Agreement or the Consulting Agreement between AHMY and UPV (attached herewith as Exhibit 4) (“Consulting Agreement”), AHMY shall be entitled to full access and direct contact with NASA/JPL, solely for existing contract(s) pertaining to the electric power cell technology described in Exhibit 1.1.

5.6         Press Releases and Public Information. All press releases pertaining to both UPV and Contributors’ technology, products, and activities shall require final review and approval of Howard Foote. All press releases pertaining to AHMY technology, products and activities shall require final review and approval by the CEO of AHMY.

5.7         Best Efforts. Howard Foote and Elliott Winfield shall be jointly and severally responsible for exercising their best efforts and full cooperation to deliver from Contributors and UPV to AHMY an electric power cell system that is determined to be commercially and technologically viable for mass production as proven through a bench demonstration of the electric power cell with an output of 50-78kw (“Triggering Event”).

In the event the Triggering Event is not attained within a period of three (3) years from the date of this Agreement due to either (a) a lack of best efforts, (b) abandonment of the project by Messrs. Foote and/or Winfield or (c) termination and/or breach of the Consulting Agreement with UPV, Messrs. Foote and Winfield are responsible for reimbursing AHMY any funds expended by AHMY to advance the electric power cell technology, together with interest on the principal amount accrued at the rate of fifteen percent (15%) per annum (computed on the basis of a 365-day year and the actual days elapsed) beginning three (3) years from the date of this Agreement until paid.

ARTICLE VI

Conditions Precedent to Contributors’ Performance

6.1         Conditions. Contributors’ obligations hereunder shall be subject to the satisfaction at or before the Closing of all the conditions set forth in this Article VI. Contributors may waive any or all of these conditions in whole or in part without prior notice; provided, however, that no such waiver of a condition shall constitute a waiver by Contributors of any other condition of or any of Contributors’ rights or remedies, at law or in equity, if AHMY shall be in default of any of its representations, warranties or covenants under this Agreement.

6.2         Accuracy of Representations. Except as otherwise permitted by this Agreement, all representations and warranties by AHMY in this Agreement or in any written statement that shall be delivered to Contributors by AHMY under this Agreement shall be true and accurate on and as of the Closing Date as though made at that time.

6.3         Performance. AHMY shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it on or before the Closing Date.

6.4         Absence of Litigation. No action, suit or proceeding before any court or any governmental body or authority, pertaining to the transaction contemplated by this Agreement or to its consummation, shall have been instituted or threatened against AHMY on or before the Closing Date.

6.5         Directors of AHMY. On the Closing Date, the sole director of AHMY shall elect additional, as of yet unidentified, persons to AHMY’s Board of Directors.

6.6         Officers of AHMY. On the Closing Date, the newly constituted Board of Directors of AHMY shall elect such officers of AHMY as they shall determine.

6.7         Private Placement. On or prior to the Closing Date, AHMY shall have sold a minimum of 123,000 shares of its common stock for $4.07 per share ($500,000) up to a maximum of 492,000 shares of common stock ($2,000,000) or completion of a minimum of $500,000 in bridge loan financing. Any shares sold above 492,000 shares will be sold at prices to be agreed upon by AHMY and future private placement investors.

6.8         Contribution for Intellectual Property Agreement. AHMY shall have entered into a Intellectual Property Assignment with Howard Foote in the form of Exhibit 1.2 hereto.

6.9         Press Releases and Public Information. All press releases pertaining to Contributors’ technology, products, and activities shall require final review and approval of Howard Foote. All press releases pertaining to AHMY technology, products and activities shall require final review and approval by the CEO of AHMY.

ARTICLE VII

Closing

7.1         Closing. The Closing of this Agreement shall be held at any mutually agreeable time and date prior to February 17, 2006, unless extended by mutual agreement. At the Closing:

(a)	Howard Foote shall deliver a signed Assignment in the form of Exhibit 1.2.

(b)	Howard Foote shall cause to be delivered at Closing the Consulting Agreement executed by UPV.
(c)	AHMY shall have sold a minimum of 123,000 shares of its common stock for $4.07 per share ($500,000) or obtained $500,000 in bridge loan financing.
(d)	AHMY shall make payments by check or wire transfer as set forth in Exhibit 3 hereto.

ARTICLE VIII

Covenants Subsequent to the Closing Date

8.1	Indemnification. AHMY and Contributors hereby agree as follows:
	(a)	General Indemnification Obligations.

(i)           Contributors, jointly and severally, hereby agree to indemnify, defend and hold AHMY and its officers, directors and other affiliates harmless from and against and to reimburse such Persons with respect to any one or more of the following:

(A)         any and all Damages (as defined below) arising out of or resulting from a misrepresentation or breach of warranty of Contributors contained in this Agreement or in any exhibit or schedule hereto, or in any other statement, certificate or document furnished or to be furnished to AHMY pursuant hereto or in connection with the transactions contemplated hereby;

(B)         any and all Damages arising out of or resulting from any breach of any covenant or obligation of Contributors contained in this Agreement, whether requiring performance before or after the Closing Date;

(C)         any and all Damages arising out of or resulting from any claim based on or arising out of, in whole or in part, this Agreement, the transactions contemplated hereby or the performance by any party of its obligations hereunder made by or on behalf of any party (other than AHMY) with whom Contributors heretofore have had, or hereafter may have, discussions or communications regarding the sale or other dispositions of all or substantially all of the IP;

(D)         any and all Damages arising out of or resulting from any liabilities of Contributors of any nature, whether due or to become due, whether accrued, absolute, contingent or otherwise, whether arising prior to or after the Closing Date, relating to the ownership or operation of the IP on or prior to the Closing Date; and

(ii)          AHMY hereby agrees to indemnify, defend and hold Contributors harmless from and against and to reimburse Contributors and their affiliates with respect to any one or more of the following:

(A)         any and all Damages arising out of or resulting from a misrepresentation or breach of warranty of AHMY contained in this Agreement or in any statement,

certificate or document furnished or to be furnished by AHMY to Contributors pursuant hereto or in connection with the transactions contemplated hereby;

(B)         any and all Damages arising out of or resulting from any breach of any covenant or obligation of AHMY contained in this Agreement, whether requiring performance before or after the Closing Date; and

(C)         any and all Damages arising out of or resulting from any liabilities of AHMY of any nature, relating to the ownership or operation of AHMY arising after the Closing Date.

For purposes of this Agreement, “Damages” means the aggregate amount of all damages, claims, losses, taxes, obligations, liabilities (including any governmental penalty, fines or punitive damages), deficiencies, interest, costs and expenses arising out of or relating to a matter and any actions, judgments, costs (other than salary or other compensation payable to any director, officer or employee) and expenses (including reasonable attorneys’ fees and all other out-of-pocket expenses incurred in investigating, preparing or defending any litigation or proceeding, commenced or threatened) incident to such matter or to the enforcement of this Agreement.

(b)	General Indemnification Procedures.

(i)           A party seeking indemnification pursuant to this Article 8 (an “Indemnified Party”) on the basis of a claim asserted by a third party shall give prompt written notice to the party from whom such indemnification is sought (the “Indemnifying Party”) of the assertion of such claim, or the commencement of any action, suit or proceeding brought by a third party, in respect of which indemnity may be sought hereunder and will give the Indemnifying Party such information with respect thereto as the Indemnifying Party may reasonably request, but failure to give such notice shall not relieve the Indemnifying Party of any liability hereunder (except to the extent that the Indemnifying Party has suffered actual prejudice thereby). The Indemnifying Party shall have the right (but not the obligation), exercisable by written notice to the Indemnified Party within fifteen (15) days of receipt of notice from the Indemnified Party of the commencement of or assertion of any claim or action, suit or proceeding by a third party (other than a party or an Affiliate of any party hereto) in respect of which indemnity may be sought hereunder (a “Third Party Claim”), to assume the defense and control the settlement of such Third Party Claim which involves (and continues to involve) solely monetary damages; provided that: (a) the Indemnifying Party expressly agrees in such notice that, as between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be solely obligated to satisfy in full and discharge any adverse money judgment or settlement resulting from the Third Party Claim; (b) the defense of such Third Party Claim by the Indemnifying Party will not, in the reasonable judgment of the Indemnified Party, have any continuing material adverse effect on the Indemnified Party’s business; and (c) the Indemnifying Party makes adequate provision to provide reasonable assurances to the Indemnified Party of the ability of the Indemnifying Party to satisfy the full amount of any adverse monetary judgment that may result (the conditions set forth in clauses (a), (b) and (c) are collectively referred to as the “Litigation Conditions”).

(ii)          Within fifteen (15) days after the Indemnifying Party has given written notice to the Indemnified Party of its intended exercise of its right to defend and control the right to settle a Third Party Claim, the Indemnified Party shall give written notice to the

Indemnifying Party of any objection thereto based upon the Litigation Conditions. If the Indemnified Party so objects, the Indemnified Party shall continue to defend the Third Party Claim until such time as such objection is withdrawn. If no such notice of objection is given, or if any such objection is withdrawn, the Indemnifying Party shall be entitled to assume and conduct such defense, with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party, until such time as the Indemnified Party shall give notice that any of the Litigation Conditions, in its reasonable judgment, are no longer satisfied. If the Indemnified Party is defending the claim after it has made an objection based upon the Litigation Conditions, the Indemnifying Party shall thereafter remain obligated to pay the amount found to be owing to or agreed to in a settlement made pursuant to Article 8.1(b)(iv) with the third party with respect to such Third Party Claim, and to pay the costs (including attorneys’ fees and expenses) incurred by the Indemnified Party defending such Third Party Claim. The Indemnified Party shall defend any Third Party Claim with counsel selected by it and reasonably acceptable to the Indemnifying Party.

(iii)        The Indemnifying Party or the Indemnified Party, as the case may be, shall have the right to participate in (but not control), at its own expense, the defense of any Third Party Claim, which the other is defending as provided in this Agreement.

(iv)        The Indemnifying Party, if it shall have assumed the defense of any Third Party Claim as provided in this Agreement, shall not consent to a settlement of, or the entry of any judgment arising from, any such Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed). The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, enter into any compromise or settlement, which commits the Indemnified Party to take, or to forbear to take, any action or which does not provide for a complete release by such third party of the Indemnified Party. The Indemnified Party shall have the sole and exclusive right to settle any Third Party Claim, on such terms and conditions as it deems reasonably appropriate, to the extent such Third Party Claim involves equitable or other non-monetary relief and shall have the right to settle any Third Party Claim involving monetary damages with the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

(v)          Whether or not the Indemnifying Party chooses to defend or prosecute any Third Party Claim, all the parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

(vi)         No action or claim for Damages under Article 8.1(a)(i)(A) or 8.1(a)(ii)(A) arising out of or resulting from a breach of representations and warranties contained herein shall be brought or made after the expiration of the 18 month anniversary of the Closing Date; provided, however, that the foregoing time limitations shall not apply to: (1) any of the representations and warranties contained in Articles 2 and 3, each of which shall survive indefinitely; and (2) any such claims which have been the subject of a good faith written notice from AHMY to Contributors or Contributors to AHMY, as the case may be, prior to such period, which notice specifies in reasonable detail the nature and basis for such claim (which shall survive until the final resolution of such claims.

(vii)       Notwithstanding anything to the contrary in this Article 8.1 no limitation or condition of liability provided in this Article 8.1 shall apply to the breach of any of the representations and warranties contained herein if such representation or warranty was made fraudulently.

8.2         Arbitration. All disputes under this Agreement shall be settled by arbitration in the State of Arizona before a single arbitrator pursuant to the commercial law rules of the American Arbitration Association. Arbitration may be commenced at any time by any party hereto giving written notice to each other party to a dispute that such dispute has been referred to arbitration under this Article 8. The arbitrator shall be selected by the joint agreement of the Indemnifying Party and Indemnified Party, but if they do not so agree within 20 days after the date of the notice referred to above, the selection shall be made pursuant to the rules from the panels of arbitrators maintained by such Association. Any award rendered by the arbitrator shall be conclusive and binding upon the parties hereto; provided, however, that any such award shall be accompanied by a written opinion of the arbitrator giving the reasons for the award. This provision for arbitration shall be specifically enforceable by the parties and the decision of the arbitrator in accordance herewith shall be final and binding without right of appeal. Each party shall pay its own expenses of arbitration and the expenses of the arbitrator shall be equally shared; provided, however, that if in the opinion of the arbitrator any claim for indemnification or any defense or objection thereto was unreasonable, the arbitrator may assess, as part of his award, all or any part of the arbitration expenses of the other party (including reasonable attorneys’ fees) and of the arbitrator against the party raising such unreasonable claim, defense or objection. To the extent that arbitration may not be legally permitted hereunder and the parties to any dispute hereunder may not at the time of such dispute mutually agree to submit such dispute to arbitration, any party may commence a civil action in a court of appropriate jurisdiction to solve disputes hereunder. Nothing contained in this Article 8 shall prevent the parties from settling any dispute by mutual agreement at any time.

8.3         Best Efforts. Howard Foote and Elliott Winfield shall be jointly and severally responsible for exercising their best efforts and full cooperation in satisfying the Triggering Event set forth in Article 5.7 of this Agreement. In the event the Triggering Event is not attained within a period of three (3) years from the date of this Agreement due to either (a) a lack of best efforts, (b) abandonment of the project by Messrs. Foote and/or Winfield or (c) termination and/or breach of the Consulting Agreement with UPV, Contributors are responsible for reimbursing AHMY any funds expended by AHMY together with interest on the principal amount accrued at the rate of fifteen percent (15%) per annum (computed on the basis of a 365-day year and the actual days elapsed) beginning three (3) years from the date of this Agreement until paid.

8.4         Non-Delivery. Should, at any time, AHMY reasonably determine, at its sole discretion, that the Property is not commercially or technically viable, sound or applicable, AHMY may terminate its contribution requirements as set forth in Exhibit 3 hereto. At such time as this Agreement is terminated under this Article 8.4, the following shall occur:

(a)          All rights to the Property transferred to AHMY as a result of this Agreement shall be returned to UPV and/or its designees or assignees;

(b)          The existing Consulting Agreement with UPV, attached hereto as Exhibit 4, shall immediately be cancelled.

8.5         Forward Stock Split. AHMY shall, within thirty (30) days from the effective date of this Agreement, effect a forward stock split, whereby 17.6471 shares will be issued for each existing share of common stock issued and outstanding.

ARTICLE IX

Miscellaneous

9.1         Captions and Headings. The article and paragraph headings throughout this Agreement are for convenience and reference only and shall not define, limit or add to the meaning of any provision of this Agreement.

9.2         No Oral Change. This Agreement and any provision hereof may not be waived, changed, modified or discharged orally, but only by an agreement in writing signed by the party against whom enforcement of any such waiver, change, modification or discharge is sought.

9.3         Existing Copies. This Agreement supersedes all other versions, drafts or oral agreements existing.

9.4         Non-Waiver. The failure of any party to insist in any one or more cases upon the performance of any of the provisions, covenants or conditions of this Agreement or to exercise any option herein contained shall not be construed as a waiver or relinquishment for the future of any such provisions, covenants or conditions. No waiver by any party of one breach by another party shall be construed as a waiver with respect to any other subsequent breach.

9.5         Time of Essence. Time is of the essence of this Agreement and of each and every provision hereof.

9.6         Entire Agreement. This Agreement contains the entire Agreement and understanding between the parties hereto and supersedes all prior agreements and understandings.

9.7         Choice of Law. This Agreement and its application shall be governed by the laws of the state of Arizona, without regard to the conflict of laws principles thereof.

9.8         Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.9         Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed as follows:

If to AHMY:	Alchemy Enterprises, Ltd.
3812 N. Gallatin
Mesa, Arizona 85215
Attn: Harold Sciotto, Chief Executive Officer

If to Contributors:	Howard Foote
53975 Avenida Cortez
La Quinta, CA 92253

Elliott Winfield
53975 Avenida Cortez
La Quinta, CA 92253

9.10       Binding Effect. This Agreement shall inure to and be binding upon the heirs, executors, personal representatives, successors and assigns of each of the parties to this Agreement.

9.11       Mutual Cooperation. The parties hereto shall cooperate with each other to achieve the purpose of this Agreement and shall execute such other and further documents and take such other and further actions as may be necessary or convenient to effect the transaction described herein.

9.12       Announcements. The parties will consult and cooperate with each other as to the timing and content of any public announcements regarding this Agreement.

9.13       Expenses. Each party will bear their own expenses, including legal fees incurred in connection with this Agreement.

9.14       Survival of Representations and Warranties. The representations, warranties, covenants and agreements of the parties set forth in this Agreement or in any instrument, certificate, opinion or other writing providing for in it, shall survive the Closing.

9.15       Exhibits. As of the execution hereof, the parties have provided each other with the Exhibits described herein. Any material changes to the Exhibits shall be immediately disclosed to the other party.

9.16	Termination, Amendment and Waiver.

(a)          Termination. This Agreement may be terminated at any time prior to the Closing Date:

(1)	by mutual written consent of Contributors and AHMY;
(2)	by either Contributors or AHMY;

(i)           if any court of competent jurisdiction or any governmental, administrative or regulatory authority, agency or body shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement, or

(ii)         if the transaction shall not have been consummated on or before February 17, 2006, unless the failure to consummate the transaction is the result of a material breach of this Agreement by the party seeking to terminate this Agreement.

(3)          by Contributors, if AHMY breaches any of its representations or warranties hereof or fails to perform in any material respect any of its covenants, agreements or obligations under this Agreement; and

(4)          by AHMY, if either of Contributors breach any of their representations or warranties hereof or fails to perform in any material respect any of their covenants, agreements or obligations under this Agreement, including, without limitation, the contribution of the IP to AHMY.

(b)	Effect of Termination.

(1)         In the event of termination of this Agreement by either AHMY or UPV, as provided herein, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Contributors or AHMY, and such termination shall not relieve any party hereto for any intentional breach prior to such termination by a party hereto of any of its representations or warranties or any of its covenants or agreements set forth in this Agreement.

(2)         Should, at any time, AHMY reasonably determine, at its sole discretion, that the Property is not commercially or technically viable, sound or applicable, AHMY may terminate its contribution requirements as set forth in Exhibit 3 hereto. At such time as this Agreement is terminated under Article 8, the following shall occur:

(i)          All rights to the Property transferred to AHMY as a result of this Agreement shall be returned to Contributors and/or their designees or assignees and

(ii)        The existing Consulting Agreement with UPV, attached hereto as Exhibit 4, shall immediately be cancelled.

(c)          Extension; Waiver. At any time prior to the Closing Date, the parties may, to the extent legally allowed, (i) extend the time for the performance of any of the obligation of the other acts of the other parties, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

9.17       Attorney Review. Each party acknowledges that they have had the opportunity to have this agreement reviewed by independent council. Each party acknowledges that they have read, understand, and accept the provisions of this agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date indicated above.

ALCHEMY ENTERPRISES, LTD. (“AHMY”)

Sign:	/s/ Harold Sciotto
Print:	Harold Sciotto
Position:	President

HOWARD FOOTE (“FOOTE”)

Sign:	/s/ Howard Foote
Print:	Howard Foote

ELLIOTT WINFIELD (“WINFIELD”)

Sign:	/s/ Elliott Winfield
Print:	Elliott Winfield

EXHIBIT 1.1

DESCRIPTION OF TECHNOLOGY

SUMMARY OF TECHNOLOGY

The Electric Power Cell system is an air magnesium power cell that provides continuous electrical power. The electrolyte is a salt and water solution or water steam, through which electrically charged particles can move. This power cell offers the best in performance with no environmental impacts. Should the cell become ruptured, only salt water would be released, posing no environmental threat or threat to persons. The Electric Power Cell does not run the risk of exploding, should the Electric Power Cell become damaged as with other chemistries or fuel cells. The Electric Power Cell technology is dynamic, therefore the energy storage potential with zero losses is nearly indefinite. The Electric Power Cell technology provides safe and Pollution Free power. 1) Unique to the patent process of this device is the Dynamic use of Chemistries. 2) Unique to the patent process of this device is the use of magnesium and the material production and stability of the material only achieved by Howard Foote and/or UPV. Magnesium has always been viewed as volatile and once ignited is virtually impossible to extinguish unless completely deprived of oxygen. This processing technique has demonstrated welding, super heating, and grinding of the material with any ignition taking place to the magnesium. 3) Unique to the patent process of this device is the electrolysis process to extract magnesium from salt water for separating and reuse of the material after use from the vehicles. 4) Unique to the patent process of this device is the electrolysis process that utilizes magnesium for the raw material production requirements for the electrical Power Cell.

.

DESCRIPTION OF DELIVERY OF SYSTEM

Fully Operational Prototype

The fully operational UPV electric power cell prototype system is being designed to be commercially viable for mass production as proven through a bench demonstration of the electric power cell with an output of 50-78kw. The system specification calls for producing a 50/78kw electric power cell capability in order to meet the form, fit, and function for integration into a transit bus diesel/electric chassis.

U.S. PROVISIONAL PATENT APPLICATION

INVENTOR:        Howard A. FOOTE

TITLE:               POWER GENERATION USING METAL-OXYGEN ELECTROCHEMICAL REACTION

ATTORNEYS’ CORRESPONDENCE ADDRESS:

VENABLE

Post Office Box 34385

Washington, DC 20043-9998

Telephone: (202) 344-4000

Telefax : (202) 344-8300

ATTORNEYS’ REFERENCE:    64573-225918

POWER GENERATION USING METAL-OXYGEN ELECTROCHEMICAL REACTION

BACKGROUND OF THE INVENTION

Field of the Invention

[0001]   This invention relates generally to electric power technology, more particularly, the invention relate to a refuelable battery which uses a metal- oxygen electrochemical reaction to generate electrical power.

Description of the Related Art

[0002]      Because of limited supplies of fossil fuels and the need to limit environment pollution associated with the burning of fossil fuels, there is a need for alternative sources for powering equipment, for example, vehicles. Batteries can be substantially non-polluting during their production of power. However, conventional batteries are subject to a number of limitations. For example, lead-acid batteries have a low specific energy; that is, an array of lead-acid batteries for powering a personal vehicle would have a large mass. Furthermore, both lead and sulfuric acid components of lead-acid batteries can be hazardous to handle and pose risks to the environment. Other conventional batteries, e.g., nickel cadmium batteries, also contain materials which can be hazardous to handle and pose risks to the environment. Conventional batteries can require long recharging times, which renders them less suitable for long trips. Newer batteries with a higher specific energy density, e.g., nickel-metal-hydride batteries, are expensive.

[0003]      It would desirable to have a power generation technology with a high specific energy, which can rapidly produce power on demand, which can store/produce energy for a long period of time, which is low-cost and rapidly and conveniently refuelable, which is reliable and efficient, and/or remedies any or all of the shortcomings of the present technologies.

SUMMARY OF THE INVENTION

[0004]     The invention relates to a refuelable metal-air battery that may include the following: an electrolyte reaction tank comprising an aqueous solution of a salt; an anode comprising a metal in contact with the aqueous solution of the salt; an oxygen cathode in contact with the aqueous solution of the salt; and an oxygen supply device, fluidly coupled to the atmosphere and to the oxygen cathode. The anode may be refueled with fresh metal. The salt may be, for example, sodium chloride, and the metal may be, for example, magnesium.

BRIEF DESCRIPTION OF THE DRAWINGS

[0005]   Figure 1 shows a conceptual block diagram representing an electric power cell according to some embodiments of the invention.

[0006]    Figure 2 shows a photograph of a development prototype of an electric power cell according to an embodiment the invention.

[0007]    Figure 3 depicts a breakout view of an exemplary laminated oxygen cathode.

[0008]    Figure 4 shows a conceptual block diagram of an exemplary oxygen generation system that may be used in various embodiments of the invention.

DETAILED DESCRIPTION OF EMBODIMENTS OF THE INVENTION

[0009]   In describing various embodiments of the present invention, specific terminology is employed for the sake of clarity. However, the invention is not intended to be limited to the specific terminology so selected. All references cited herein are incorporated by reference as if each had been individually incorporated.

[00010]   An embodiment of a refuelable metal-air power cell according to the invention may include an electrolyte reaction tank 8, an anode 2, an air cathode 4, and an oxygen supply device 6, as illustrated in Fig. 1. The electrolyte reaction tank 8 can include an electrolyte; and the electrolyte can be an aqueous solution of a salt. The anode 2 can include a metal. The metal can be in contact with the aqueous solution of the salt, and the air cathode 4 can be in contact with the aqueous solution of the salt. The air cathode 4 can be separated from the electrolyte reaction tank 8 by a membrane 16. The air cathode 4 may be supplied with a gas that is substantially oxygen (for example, 95% oxygen, as shown in Fig. 1) to thus make air cathode, in effect, an oxygen cathode. The membrane can, for example, allow ions in the electrolyte to pass, while preventing free particles of metal from contacting the air cathode 4 or gas bubbles from the air cathode 4 from contacting the anode 2.

[00011]   Embodiments of the invention may include an oxygen supply device 6, which may be an oxygen generation system (OGS), as shown in Fig. 1. Oxygen supply device 6 can be fluidly coupled to the atmosphere and to the air cathode 4. The oxygen supply device 6 can take air from the atmosphere and provide substantially pure oxygen to the air cathode 4, thus making it, in effect, an oxygen cathode, as discussed above.

[00012]   The anode 2 can be continuously or sporadically refueled with fresh metal. The anode 2 may include a feed mechanism. For example, the anode 2 may continuously feed a tape of metal into the electrolyte bath 8 so that fresh metal is continuously reacted in a controlled manner, and a steady amount of current is generated. For example, the anode can also feed metal in the form of a paste, plates, or ingots into the electrolyte bath 8. When electrical power from the cell is not required, the anode 2 can stop feeding metal to the electrolyte reaction bath 8. By isolating unreacted metal from the electrolyte reaction bath 8, a power cell according to the present invention can retain the ability to produce electrical power on demand and for an extended period of time, in comparison with power cells in which unreacted material cannot be thus isolated.

[00013]   The power cell can include an electrolyte holding tank 10, containing fresh electrolyte, fluidly coupled to the electrolyte reaction tank 8. For example, the electrolyte holding tank 10 can be fluidly coupled to the electrolyte reaction tank 8 so as to maintain a continuous level of fluid in the electrolyte reaction tank 8. Alternatively, the electrolyte holding tank 10 can include a holding tank valve so that when fluid in the electrolyte reaction tank 8 falls below a certain level, the holding tank valve opens, and fluid from the electrolyte holding tank flows into the electrolyte reaction bath 8 until the proper fluid level is reached. The holding tank valve can be automatically positioned, for example, by an electrolyte reaction bath fluid level sensor and a servo-actuator. Fluid can be transferred from the electrolyte holding tank 10 into the electrolyte reaction bath 8 under the influence of gravity or pressure. Alternatively, a holding tank pump can be used to transfer fluid from the electrolyte holding tank 10 to the electrolyte reaction bath 8. The holding tank pump can be controlled by an electrolyte reaction bath fluid level sensor. The holding tank valve or holding tank pump can also be controlled by an electrolyte composition sensor: when the composition of electrolyte in the bath is too far from what is required for desired performance, the holding tank valve or holding tank pump can be positioned to allow electrolyte to flow into the electrolyte reaction bath.

[00014]   The power cell can include an electrolyte waste tank 12. Reacted metal and electrolyte can travel from the electrolyte reaction tank 8 into the electrolyte waste tank 12. For example, the electrolyte reaction tank 8 can include a reaction product chute 14 that may be fluidly coupled to the electrolyte waste tank 12. Reacted metal can fall under the influence of gravity into the electrolyte waste tank 12. Alternatively, the waste tank valve can open to allow reacted metal and electrolyte to travel from the electrolyte reaction tank 8 to the electrolyte waste tank 12. The reacted metal and electrolyte can be driven from the electrolyte reactant tank 8 to the electrolyte waste tank 12 by, for example, gravity or pressure.

[00015]   The power cell can further include an anode terminal 18 coupled to the anode 2 and a cathode terminal 20 coupled to the air cathode 4. By coupling a load across the anode terminal 18 and the cathode terminal 20, when the power cell generates electrical energy, the electrical energy can do work on the load. For example, the load can be an electric motor, and the refuelable metal-air battery can drive rotation of the motor, for example, to move a vehicle.

[00016]   A photograph of a development prototype of a metal-air power cell according to an embodiment of the invention is presented in Fig. 2.

[00017]   The electrolyte in the electrolyte reaction tank 8 can include an aqueous salt. The salt can be an alkali halide, for example, sodium chloride, potassium chloride, another alkali halide, or a combination of two or more alkali halides. The metal included in the anode can be, for example, beryllium, magnesium, calcium, strontium, barium, another metal, or an alloy or mixture of these. For example, the metal included in the anode can be magnesium.

[00018]   It is understood that the overall magnesium-oxygen electrochemical reaction in a magnesium-air battery according to embodiments of the present invention can be represented as

2Mg + O2 +2H2O -> 2Mg(OH)2

with oxygen being consumed at the cathode, water from the electrolyte being consumed, magnesium at the anode being consumed, magnesium hydroxide being produced at the anode, and electrons flowing from a terminal on the anode to a terminal on the cathode.

[00019]   A breakout view of an exemplary oxygen cathode including several of its components is shown in Fig. 3. For example, a laminated oxygen cathode can be formed from a stack including an air pressure interface 42 on the side of the cathode into which air is fed, which may be adjacent to, for example, a TEFLON® film 44, which may be adjacent, for example, to a carbon fiber layer 46, which may be adjacent to, e.g., a metal mesh 48, which may be adjacent to, e.g., a carbon fiber substrate 50 on the side of the cathode contacting the electrolyte.

[00020]   In some embodiments, as discussed above, the oxygen supply device 6 can be an oxygen generation device to produce an oxygen-enriched gas to feed into the cathode 4. Ambient air fed to an oxygen enrichment device may be separated by the device into a stream of product gas, which has a higher concentration of oxygen than ambient air, and a stream of waste gas. Examples of oxygen enrichment devices include electrochemical concentration units, fluorine chemical absorption units, units incorporating semipermeable membranes, and units incorporating molecular sieves.

[00021]   An exemplary molecular sieve unit is illustrated in Fig. 4. Ambient air can be pumped through an air inlet 62 and through an inlet air heater 64, a coalescing filter 66, and a pressure reducer 68 to an inlet direction valve 70 which directs the air either to a first molecular sieve bed 72 or to a second molecular sieve bed 74. The molecular sieve beds can contain zeolite, a type of aluminosilicate crystal. The zeolite can preferentially absorb nitrogen, so that the gas exiting a molecular sieve bed has a greater concentration of oxygen than ambient air. The gas exiting a molecular sieve bed 72, 74 can be 95 % oxygen by volume and 5 % argon by volume.

[00022]   For example, during a cycle of operation of the molecular sieve unit, the oxygen enriched gas stream exiting a first molecular sieve bed 72 can be directed to a splitter 76, which directs part of the gas stream to a product stream output 78, and another part of the gas stream to a second molecular sieve bed 74. A purge orifice 75 and output restrictors 77 can include restrictions appropriately sized, so that a predetermined proper fraction of the enriched gas stream exiting the first molecular sieve bed 72 is directed to the product stream output 78, and the proper fraction of the enriched gas stream exiting the first molecular sieve bed 72 is directed to the second molecular sieve bed 74. Nitrogen absorbed by the zeolite in the second molecular sieve bed 74 in a previous cycle may be released into the oxygen enriched gas stream. Thus, the second molecular sieve bed 74 may be substantially purged of nitrogen. The waste gas stream exiting the second molecular sieve unit 74 may then pass to an outlet direction valve 80, which directs the waste gas stream to a waste gas outlet 82. The inlet direction valve 70 and the outlet direction valve 80 can be linked to each other to form a control valve 84; for example, the inlet direction valve 70 and the outlet direction valve 80 can be linked mechanically or linked through servomotors and an electrical circuit, so that when the inlet direction valve 70 fluidly couples the air inlet 62 to the first molecular sieve unit 72, the outlet direction valve 80 couples the waste gas outlet 82 to the second molecular sieve unit 74.

[00023]   Once the first molecular sieve bed 72 is saturated or nearly saturated with nitrogen and any other gases it can absorb, the control valve 84 can be operated so that the inlet direction valve 70 couples the air inlet 62 to the second molecular sieve bed 74, and the outlet direction valve 80 couples the waste gas outlet to the first molecular sieve bed 72. The second molecular sieve bed 72, which has previously been purged of nitrogen through the operation of passing gas enriched in oxygen through it, can absorb nitrogen from the gas passing through the air inlet 62 so that gas enriched in oxygen exits the second molecular bed 74. The enriched gas can then pass through a splitter 76 so that a fraction of the enriched gas passes to the product stream output 78, and a fraction of the enriched gas passes through the first molecular sieve bed 72. The first molecular sieve bed 72 can release nitrogen and other gases it has absorbed to the enriched gas, and the gas can then pass from the first molecular sieve bed 72 through the outlet direction valve 80 to the waste gas outlet 82.

[00024]   Thus, the control valve can be alternately positioned to first direct atmospheric air passing through the air inlet 62 into the first molecular sieve bed 72 and enriched gas into the second molecular sieve bed 74, and later to direct atmospheric air passing through the air inlet into the second molecular sieve bed 74 and enriched gas into the first molecular sieve bed 72, and to thus continuously maintain a flow of oxygen enriched gas from the product stream output 78. Thus, while one molecular sieve bed is removing nitrogen and producing oxygen enriched air for the product stream output 78 and for purging the other molecular sieve bed, the other molecular sieve bed is being purged of nitrogen which is released to a waste gas outlet 82 which can vent to the atmosphere. The molecular sieve unit can further include an air pump (not shown), for example, located upstream of the inlet air heater 64, to circulate air through the molecular sieve unit.

[00025]   The delay between when a molecular sieve unit is started and the unit begins producing oxygen enriched gas is minimal. Therefore, the molecular sieve unit is well-suited to supply oxygen enriched gas to the cathode of a metal-air power cell as in embodiments of the present invention. Thus, for example, when the metal-air power cell is used to power a vehicle, delay in the molecular sieve unit producing oxygen enriched gas and the cell producing power is minimal.

[00026]   The provision of oxygen enriched air to the oxygen cathode may be used to enhance the performance of the cell.

[00027]   As an alternative to providing oxygen enriched air to the oxygen cathode from an oxygen enrichment device, the cathode can be provided with air, having the same composition as atmospheric air, but under pressure, so that the partial pressure of oxygen in the air is increased. The oxygen cathode can be designed to withstand and support the elevated air pressure.

[00028]   As another alternative, the cathode can be provided with atmospheric air that is only sufficiently higher than atmospheric pressure to ensure flow of the oxygen enriched air through the oxygen cathode. Eliminating an oxygen generation system can have the advantage of reducing weight and capital cost of the power generating system.

[00029]   Multiple power cells according to embodiments of the present invention can be connected by their anode terminals 18 and cathode terminals 20 in series or in parallel to achieve higher voltages and/or larger currents for an application.

[00030]    Embodiments of the invention have been described in conjunction with the attached drawings. However, it will be appreciated by persons skilled in the art that the present invention is not limited by what has been particularly shown and described hereinabove. Rather, the scope of the present invention includes both combinations and sub-combinations of various features described hereinabove as well as modifications and variations which would occur to persons skilled in the art upon reading the foregoing description and which are not in the prior art.

CLAIMS:

I claim:

1. A power cell, comprising:

an electrolyte reaction tank comprising an aqueous solution of a salt;

an anode comprising a metal in contact with the aqueous solution of the salt;

an air cathode in contact with the aqueous solution of the salt; and

an air supply device, fluidly coupled to the atmosphere and to the air cathode,

wherein the anode is enabled to be refueled with fresh metal.

2. The power cell of Claim 1, wherein the air supply device is an oxygen enrichment device.

3. The power cell of Claim 1, wherein the salt is an alkali halide.

4. The power cell of paragraph 3, wherein the salt is sodium chloride.

5. The power cell of paragraph 1, wherein the metal is selected from the group consisting of beryllium, magnesium, calcium, strontium, and barium.

6. The power cell of paragraph 5, wherein the metal is magnesium.

7. The power cell of paragraph 1, wherein the anode comprises a feed mechanism.

8. The power cell of paragraph 1, further comprising an electrolyte holding tank fluidly coupled to the electrolyte reaction tank.

9. The power cell of paragraph 1, further comprising an electrolyte waste tank fluidly coupled to the electrolyte reaction tank.

10. The power cell of paragraph 9, wherein the electrolyte reaction tank comprises a reaction product chute fluidly coupled to the electrolyte waste tank.

11. The power cell of paragraph 1, further comprising a membrane fluidly coupled to the electrolyte reaction tank and to the oxygen cathode, wherein the membrane separates the electrolyte reaction tank and the oxygen cathode.

12. The power cell of paragraph 1, further comprising:

an anode terminal coupled to the anode; and

a cathode terminal coupled to the oxygen cathode

POWER GENERATION USING METAL-OXYGEN ELECTROCHEMICAL REACTION

EXHIBIT 1.2

INTELLECTUAL PROPERTY ASSIGNMENT

WHEREAS, the undersigned inventor (hereinafter “ASSIGNOR”) of the address indicated below, has invented the Electrical Power Cell technology, as described below;

WHEREAS, Alchemy Enterprises, Ltd. (hereinafter “ASSIGNEE”), a corporation organized and existing under and by virtue of the laws of the State of Nevada, having its principle place of business at 3812 N. Gallatin, Mesa, AZ 85215, is desirous of acquiring an interest therein;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, ASSIGNOR by these presents does sell, assign, and transfer unto ASSIGNEE, its successors, assigns and legal representatives, the full and exclusive right to the technology as described below, including all divisions, continuations, continuations in part, re-issues, re-examinations or other such related applications or patents in the United States and all such patents and/or applications filed in foreign countries incorporating its subject matter, together with the right of priority under all international agreements to which the United States adheres, and hereby shall authorize and request the Commissioner for Patents to issue applicable Letters Patent to ASSIGNEE, for the sole use and benefit of ASSIGNEE, its successors, assigns and legal representatives.

AND HEREBY AGREES to transfer a like interest upon request of ASSIGNEE, its successors, assigns and legal representatives, and without further remuneration, in and to any other applications for patents based thereon, growing out of or relating to the invention; and to provide all reasonable assistance and execute any papers deemed essential by ASSIGNEE, its successors, assigns and legal representatives, to ASSIGNEE’s full protection and title in and to the invention hereby transferred,

FURTHERMORE, upon request of ASSIGNEE, and without further remuneration, to execute any and all papers desired by ASSIGNEE for the filing and granting of foreign applications and the perfecting of title thereto in ASSIGNEE.

Effective as of the later date written below:

ASSIGNOR’S NAME	ADDRESS	SIGNATURE	DATE
Howard Foote	53975 Avenida Cortez, La Quinta, CA 92253	___________________________	____________

EXHIBIT 2

FINANCIAL STATEMENTS OF ALCHEMY ENTERPRISES, LTD.

EXHIBIT 3

AHMY CONTRIBUTION TO ELECTRIC POWER CELL TECHNOLOGY

AHMY will contribute to the development of the electric power cell technology the amount of $1,350,000 (one million three hundred fifty thousand dollars) for development of such technology under the following schedule:

$150,000	on Closing Date of this agreement paid to NASA/JPL for $150,000 to replace UPV check already given to NASA/JPL

$200,000	February 15, 2006, paid to NASA/JPL for hardware and engineering

$300,000	March 15, 2006, paid to NASA/JPL for hardware and engineering

$350,000	April 15, 2006, paid to NASA/JPL for hardware and engineering or as deemed necessary by Howard Foote and AHMY

$350,000	May 15, 2006, paid to NASA/JPL for hardware and engineering or as deemed necessary by Howard Foote and AHMY

EXHIBIT 4

CONSULTING AGREEMENT WITH UNIVERSAL POWER VEHICLES CORPORATION

EXHIBIT 5

EMPLOYMENT AGREEMENT WITH JOHNATHAN READ